Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 on Form S-3 of our reports dated April 29, 2008, relating to the consolidated financial statements and financial statement schedules of Loral Space & Communications Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and contains explanatory paragraphs (1) which indicate that the Company adopted fresh-start reporting, as of October 1, 2005, and (2) relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2007.

/s/  DELOITTE & TOUCHE LLP

New York, NY
April 29, 2008